EXHIBIT 99.1

PRESS RELEASE

INVESTOR AND MEDIA CONTACT:

Christopher Curtis

Vice President, Corporate Affairs

Rewards Network

(312) 521-6754

Rewards Network Announces Court Ruling

in Bistro Executive Litigation

Chicago, IL July 20, 2006— Rewards Network Inc., a leading provider of marketing and loyalty programs to the restaurant industry, announced that the United States District Court for the Central District of California has today issued a decision denying Rewards Network’s motion for summary judgment and granting plaintiffs’ motion for summary judgment in the case Bistro Executive, Inc. et al v. Rewards Network Inc. The court did not reach any determination regarding monetary relief.

Rewards Network disagrees with this decision and is evaluating its response to it. Rewards Network will continue operating its business as usual, serving its merchants and members across North America.

About Rewards Network

Rewards Network (AMEX: IRN), headquartered in Chicago, Illinois, is a leading provider of marketing services and loyalty programs to the restaurant industry. In conjunction with leading airline frequent flyer programs, club memberships, and other affinity organizations, Rewards Network provides millions of members with incentives in a wide range of benefit currencies, including airline miles, loyalty/reward program points, and Cashback RewardsSM savings. Thousands of restaurants and other merchants participate in Rewards Network programs throughout the United States and Canada. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

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